Exhibit 5.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and report evaluating a portion of Cenovus Energy Inc.’s (the “Corporation”) oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2022 and 2021, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

Yours truly,
GLJ LTD.

/s/ Patrick A. Olenick
Patrick A. Olenick, P. Eng.
Vice President

Dated: November 3, 2023

Calgary, Alberta

CANADA

1920, 401 – 9th Ave SW Calgary, AB, Canada T2P 3C5 | tel 403-266-9500 | gljpc.com